EXHIBIT 11

ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

Statement re Computation of Per Share Earnings

(Common shares means both Class A and Class B)

	2012	2011	2010
Year ended December 31,	$	$	$

Losses from continuing operations	(10,617,000)	(18,833,000)	(28,281,000)
Earnings/(losses) from discontinued operations, net of tax	3,729,000	(68,763,000)	(34,299,000)

Net losses	(6,888,000)	(87,596,000)	(62,580,000)
Net earnings attributable to non-controlling interests	(173,000)	(184,000)	(179,000)
Net losses attributable to Orient-Express Hotels Ltd.	(7,061,000)	(87,780,000)	(62,759,000)

	Shares	Shares	Shares
Shares used to compute basic earnings per common share (weighted average number of shares outstanding)	102,849,000	102,531,000	91,545,000
Shares used to compute diluted earnings per common share (weighted average number of shares outstanding assuming the effect of share options and share awards)	102,849,000	102,531,000	91,545,000

	$	$	$
Basic earnings per share:
Net earnings/(losses) from continuing operations	(0.10)	(0.18)	(0.31)
Net earnings/(losses) from discontinued operations	0.04	(0.67)	(0.37)
Basic net earnings/(losses) per share attributable to Orient-Express Hotels Ltd.	(0.07)	(0.86)	(0.69)

Diluted earnings per share:
Net earnings/(losses) from continuing operations	(0.10)	(0.18)	(0.31)
Net earnings/(losses) from discontinued operations	0.04	(0.67)	(0.37)
Diluted net earnings/(losses) per share attributable to Orient-Express Hotels Ltd.	(0.07)	(0.86)	(0.69)